UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2026

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-3034	41-0448030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, Minnesota	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 330-5500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
6.25% Junior Subordinated Notes due 2085	XELLL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 30, 2026, Xcel Energy Inc. (Xcel Energy) entered into a $1.5 billion 364-Day Delayed Draw Term Loan Agreement (the Term Loan Facility) with U.S. Bank National Association, as administrative agent, and the several lenders party thereto, and Xcel Energy borrowed $750 million under the Term Loan Facility to finance general corporate operations.

The Term Loan Facility is unsecured and has a term of 364-days, ending on January 30, 2027.

Loans under the Term Loan Facility shall bear interest at a rate equal to either (i) the Term SOFR rate, plus a margin equal to 85.0 basis points or (ii) an alternate base rate. Borrowings under the Term Loan Facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Borrowings under the Term Loan Facility will be used for general corporate purposes.

The Term Loan Facility has one financial covenant requiring that Xcel Energy’s consolidated funded debt to total capitalization ratio be less than or equal to 70 percent. The Term Loan Facility also contains standard covenants in respect of, among other things, mergers and consolidations, asset sales, and incurrence of liens. The Term Loan Facility is subject to acceleration upon the existence of an event of default, including, among other things, cross-default to indebtedness in excess of $75 million in the aggregate, change of control, nonpayment of uninsured monetary judgments of $75 million or more, and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.

The foregoing summary of the Term Loan Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Term Loan Facility, a copy of which is attached as Exhibit 10.01 to this Current Report on Form 8-K and incorporated herein by reference.

Certain of the banks and financial institutions that are parties to the Term Loan Facility and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide, investment banking, commercial banking and other financial services to Xcel Energy in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the debt securities of each of Xcel Energy, or the equity securities of Xcel Energy, for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

10.01	364-Day Delayed Draw Term Loan Agreement dated as of January 30, 2026 among Xcel Energy Inc., as Borrower, the several lenders from time to time parties thereto, and U.S. Bank National Association, as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL ENERGY INC.
(a Minnesota corporation)

By:	/s/ Todd A. Wehner
Name:	Todd A. Wehner
Title:	Vice President, Treasurer

Date: February 2, 2026